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                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                        EMONS TRANSPORTATION GROUP, INC.



          EMONS TRANSPORTATION GROUP, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

          FIRST: That the Certificate of Incorporation of the Corporation is hereby amended by amending Section 1 of Article FOURTH thereof in its entirety as follows:

               "FOURTH:  Number of Shares.
                         ----------------

               1. The total number of shares of capital stock which the Corporation shall have authority to issue is Thirty Three Million (33,000,000) shares, consisting of Thirty Million (30,000,000) shares of Common Stock, par value $.01 per share (the "Common Stock") and Three Million (3,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock")."

          SECOND: That the amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware, (a) the Board of Directors of the Corporation having duly adopted resolutions at a Special Meeting of the Board of Directors of the Corporation, held on April 9, 1999, setting forth
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such amendment and declaring such amendment to be advisable and (b) the stockholders of the Corporation having duly adopted such amendment by the affirmative vote of the holders of the majority of the outstanding stock entitled to vote thereon and the affirmative vote of a majority of the outstanding stock of each class entitled to vote thereon at a special meeting of stockholders held on June 29, 1999 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, EMONS TRANSPORTATION GROUP, INC. has caused this certificate to be signed and attested by duly authorized officers on this 29th day of June, 1999.

                                        EMONS TRANSPORTATION GROUP, INC.

                                        By: /s/ Robert Grossman
                                            ---------------------------------
                                        Robert Grossman
                                        Chairman, Chief Executive
                                        Officer and President

ATTEST:

By: /s/ Scott F. Ziegler
    --------------------
Scott F. Ziegler
Secretary

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